EXHIBIT 99.1

SMTP, Inc. Announces Exercise of Underwriters' Over-Allotment Option

NASHUA, N.H., Feb. 12, 2014 (GLOBE NEWSWIRE) -- SMTP, Inc. (SMTP), (the "Company" or "SMTP"), a global provider of email delivery services, today announced the exercise of the entire over-allotment option granted to the underwriters to purchase an additional 240,000 shares of its common stock, at a price to the public of $6.25 per share, in connection with the Company's recently announced underwritten public offering of 1,600,000 shares of common stock, bringing total gross proceeds from the offering to $11,500,000, before underwriting discounts and commissions and other offering expenses payable by the Company. The closing of the overallotment option exercise is expected to occur on February 18, 2014, subject to customary closing conditions.

Aegis Capital Corp. acted as the sole book-running manager for the offering.

This offering was made only by means of a prospectus.

A registration statement on Form S-1 relating to the shares was declared effective on January 30, 2014. A final prospectus relating to the offering has been filed with the SEC and is available on the SEC's web site athttp://www.sec.gov. Copies of the prospectus relating to this offering may be obtained by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About SMTP, Inc.

SMTP is a provider of services to facilitate email delivery, with a focus on marketing email delivery, but also supporting bulk and transactional sending, reputation management, compliance auditing, abuse processing and issue resolution. Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves. SMTP, Inc. is a dividend-paying, publicly-traded company headquartered in Nashua, NH, and can be found on the web at http://www.smtp.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.

Contact:

Investor Contact:

Lewis Moorehead

Chief Financial Officer

SMTP, Inc.